CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 24, 2012, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 20 (included in Van Kampen Unit Trusts, Municipal Series 971) as of April 30, 2012, and for the period from May 23, 2011 (date of deposit) through April 30, 2012 and the financial highlights for the period from May 23, 2011 (date of deposit) through April 30, 2012, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-171594) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 24, 2012